Exhibit 99.1

OP BANCORP ANNOUNCES APPOINTMENT OF YEONG GWON PAK AS CHIEF CREDIT OFFICER

LOS ANGELES, December 13, 2024 — OP Bancorp (the “Company”) (NASDAQ: OPBK), the holding company for Open Bank (the “Bank”), today announces that it has appointed Yeong Gwon Pak as the Executive Vice President and Chief Credit Officer of the Company and the Bank, effective December 30, 2024. Mr. Pak will succeed Sang Oh, who currently serves as Chief Credit Officer and who will succeed Ms. Min Kim as the Company’s Chief Executive Officer in accordance with its previously announced succession plans beginning in 2025.

Mr. Pak, age 54, previously served as Senior Vice President and District Manager at Bank of Hope from July 2022 until his departure in December 2024. Prior to that he had served in various executive roles at Commonwealth Business Bank since June 2015, including, most recently, as Executive Vice President and Chief Lending Officer from June 2020 to June 2022. Mr. Pak has more than 20 years of banking experience in community banks throughout the greater Los Angeles area, and has a Bachelor of Arts in Molecular and Cellular Biology from the University of California, Berkeley.

OP Bancorp Chief Executive Officer Min Kim expressed the Company’s excitement in appointing Mr. Pak, saying, “We are pleased to welcome Mr. Pak to our executive management team. Mr. Pak’s extensive community banking and leadership experience will play a key role in helping the Company and the Bank achieve its objectives in the upcoming years as it continues to grow and implement its 2025 succession plan.”

ABOUT OP BANCORP

OP Bancorp, the holding company for Open Bank, is a California corporation whose common stock is quoted on the Nasdaq Global Market under the symbol “OPBK.” The Bank is engaged in the general commercial banking business focused on serving the banking needs of small- and medium-sized businesses, professionals, and residents with a particular emphasis on Korean and other ethnic minority communities. The Bank currently operates eleven full-service branch offices in Downtown Los Angeles, Los Angeles Fashion District, Los Angeles Koreatown, Cerritos, Gardena, Buena Park, and Santa Clara, California, and in Carrollton, Texas and Las Vegas, Nevada. The Bank also has five loan production offices in Pleasanton, California, Atlanta, Georgia, Aurora, Colorado, Lynnwood, Washington, and Fairfax, Virginia. The Bank commenced its operations on June 10, 2005 as First Standard Bank and changed its name to Open Bank in October 2010. Our headquarters is located at 1000 Wilshire Blvd., Suite 500, Los Angeles, California 90017. Phone 213.892.9999; www.myopenbank.com.

Contact

Investor Relations
OP Bancorp
Christine Oh
EVP & CFO
213.892.1192
Christine.oh@myopenbank.com